EXHIBIT 23.27

CONSENT OF MICHELLE FRASER, P. GEO.

The undersigned hereby consents to the use of the portions of the report prepared by the undersigned entitled “Technical Report Greenstone Gold Mine, Geraldton, Ontario” with an effective date of June 30, 2024, and with a report date of October 1, 2024, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form S-8 of Equinox Gold Corp.

/s/ Michelle Fraser
By: Michelle Fraser, P. Geo.

Dated: June 18, 2025